Exhibit 10.2
May 7, 2021
Mr. Marc Stapley
Delivered by hand or via email
Dear Marc:
Veracyte, Inc.(the “Company”) is pleased to offer you employment on the terms and conditions set forth in this letter agreement (this “Agreement”).
1.    Position. Effective as of June 1, 2021 (the “Start Date”), you will be appointed as the Company’s Chief Executive Officer (“CEO”) reporting to the Company’s Board of Directors (the “Board”). You will have all of the duties, responsibilities and authority commensurate with the position of Chief Executive Officer, including those set forth in the Company’s Bylaws with respect to the Company’s Chief Executive Officer.
You will be expected to devote your full working time and attention to the business of the Company, and while you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that could create an actual or potential business or fiduciary conflict of interest with the Company. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, and academic activities (including serving on the boards and committees of such organizations), provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere materially with the performance of your duties to the Company, and you comply with applicable Company policies.
You will be appointed to the Board effective as of June 8, 2021, and for so long as you serve as the CEO, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed), the Board and/or the Nominating and Corporate Governance Committee of the Board will nominate you for re-election to the Board at each annual meeting at which you are subject to re-election. If your position as CEO is terminated by you or the Company for any reason, you agree to promptly resign from the Board and any committee thereof, unless requested otherwise by the Board.
Your principal place of employment shall be the Company's offices located in San Diego, California.  You shall be provided with office space and administrative support commensurate with your position as CEO of the Company.
2.    Base Salary. The Company will pay you an initial base salary (the “Base Salary”) at the annualized rate of Six Hundred Thousand Dollars ($600,000) per year. Payment of your Base Salary shall be payable in accordance with the Company’s standard payroll schedule. Your Base Salary will be pro-rated for any partial years of employment. Your Base Salary will be periodically reviewed as a part of the Company’s regular review of compensation.
6000 Shoreline Court, Suite 300, South San Francisco, CA 94080 | T: 650.243.6302 | F: 650.243.6301

3.    Annual Bonus. You will initially be eligible for an annual target bonus of 100% of your Base Salary under the Company’s incentive bonus plan (“Target Bonus” and the Company’s incentive bonus plan, the “Company Incentive Plan”), with the actual bonus amount awarded to you (the “Actual Bonus”) based upon the achievement of Company and individual performance objectives established by the Compensation Committee of the Board or the Board. Your Actual Bonus for fiscal year 2021 will be pro-rated based upon the number of days you are employed as CEO during such year. To receive payment of any Actual Bonus, you must be employed by the Company on the last day of the period to which such bonus relates and at the time bonuses are paid, except as otherwise provided in the Severance Agreement (as defined below).
4.    Employee Benefits. You will be entitled to participate in all employee retirement, welfare, insurance, and benefit programs of the Company as are in effect from time to time and in which other senior executives of the Company are eligible to participate, on the same terms as such other senior executives.
Also, you will be eligible for paid time off and company paid holidays in accordance with the Company’s established policies. These and other policies are explained fully in the Company’s employee handbook, which will be provided to you upon joining the Company.
5.    Equity. On your Start Date (the “Grant Date”), you will be granted the RSU, Option and PSU (each as defined below) as follows:
(a)    Restricted Stock Units. On the Grant Date, the Company will grant you an award of restricted stock units to acquire such number of shares of the Company’s common stock equal to Two Million Dollars ($2,000,000) divided by the average daily closing price of the Company’s common stock on the Nasdaq Global Market for the thirty trading days ending on the day immediately prior to the Grant Date, rounded up to the nearest whole share (the “RSU”) under the Company’s 2013 Stock Incentive Plan, as amended (the “2013 Plan”). The RSU will vest as to 1/4 of the total shares subject to the RSU on June 2, 2022, and in equal quarterly installments over the following twelve quarters, in each case subject to your continued Service (as defined in the 2013 Plan) through each applicable vesting date except as set forth in the Severance Agreement. The RSU will be subject to the terms and conditions set forth in the applicable award agreement between you and the Company, the 2013 Plan and the Severance Agreement.
(b)    Stock Options. On the Grant Date, the Company will grant you a stock option to purchase such number of shares of the Company’s common stock equal to Three Million Dollars ($3,000,000) divided by: (i) the average daily closing price of the Company’s common stock on the Nasdaq Global Market for the thirty trading days ending on the day immediately prior to the Grant Date, multiplied by (ii) the applicable Black-Scholes ratio as determined by the Company’s finance department, rounded up to the nearest whole share (the “Option”) under the 2013 Plan. The Option shall be granted with an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Market on the Grant Date. The Option will vest as to 1/4 of the total shares subject to the Option on the one year anniversary of your Start Date and as to 1/48 of the total shares subject to the Option over the following thirty-six months, in each case subject to your continued Service through the applicable vesting date except as set forth in the Severance Agreement. The Option shall be an incentive stock option to the maximum extent permitted by Section 422 of the Internal Revenue Code of 1986, as amended. The Option will be further subject to the terms and conditions set forth in the applicable award agreement between you and the Company, the 2013 Plan and the Severance Agreement.
(c)    Performance-Based Stock Units. On the Grant Date, the Company will grant you an award of performance-based restricted stock units to acquire such “target” number of shares of the Company’s common stock equal to One Million Dollars ($1,000,000) divided by the average daily closing price of the Company’s common stock on the Nasdaq Global Market for the
6000 Shoreline Court, Suite 300, South San Francisco, CA 94080 | T: 650.243.6302 | F: 650.243.6301

thirty trading days ending on the day immediately prior to the Grant Date, rounded up to the nearest whole share (the “PSU”) under the 2013 Plan. The PSU will be subject to the same terms and conditions, including performance metrics and vesting requirements, as the PSUs granted to certain of the Company’s executive officers in February 2021 (the “2021 PSUs”). The PSU will be further subject to the terms and conditions set forth in the applicable award agreement between you and the Company, the 2013 Plan and the Severance Agreement.
(d)    Non-Assumption upon a Change of Control. If the RSU, Option or PSU are not assumed, continued or substituted in a Change of Control (as defined in the Severance Agreement), then the vesting of the RSU and the Option will accelerate in full immediately prior to the Change of Control, and the PSU will be treated in the same manner as the 2021 PSUs. Any other unvested equity grants you may hold at the time of a Change of Control will accelerate as set forth in such equity grants or the applicable plan document. Your Severance Agreement also provides for acceleration of your equity awards upon certain events pursuant to the terms set forth therein.
6.    Severance. You will enter into the Company’s Change of Control and Severance Agreement to be provided concurrently herewith (the “Severance Agreement”).
7.    Expenses and Reimbursement under Company Policies. The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company.
8.    Tax Matters.
(a)    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.
(b)    Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
9.    Work Authorization; Background Check. In accordance with federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. This documentation must be provided to the Company within three business days of your date of hire, or the Company may terminate its employment relationship with you. In addition, your offer of employment is contingent upon a successfully completed background report.
10.    At-Will Employment. In accordance with the law, employment with the Company is “at-will”, and may be terminated at any time by you or the Company, with or without cause and with or without notice, subject to the Severance Agreement. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your service as CEO may only be changed in an express written agreement signed by you and the Chairman of the Board.
11.    Confidentiality; Arbitration; Company Policies. Employment with the Company is contingent upon your signature of, and compliance with, its At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”) which is
6000 Shoreline Court, Suite 300, South San Francisco, CA 94080 | T: 650.243.6302 | F: 650.243.6301

provided with this Agreement. At all times during your employment, you agree to abide by the Company’s employment policies and procedures, as such policies and procedures are in effect.
12.    Indemnification. You and the Company will enter into the form of indemnification agreement provided to other similarly situated officers and directors of the Company. In addition, you will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.
13.    Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to any compensation recoupment and forfeiture policy adopted by the Board or any committee thereof or as required by law during the term of your service as CEO with the Company that is applicable generally to executive officers of the Company.
14.    Entire Agreement. This Agreement, together with the Severance Agreement and the Confidentiality Agreement, set forth the terms of your employment with the Company, and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This Agreement including, but not limited to, its at-will employment provision, may not be modified or amended except by written agreement signed by an authorized officer of the Company and you.
15.    Miscellaneous.
(a)    Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.
(b)    Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and the Chairman of the Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.
(c)    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
(d)    Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.
(e)    Survival. The provisions of this Agreement shall survive the termination of your service as CEO for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

[Signature Page to Agreement Follows]
6000 Shoreline Court, Suite 300, South San Francisco, CA 94080 | T: 650.243.6302 | F: 650.243.6301

To accept the Company’s offer, please sign and date this Agreement in the space provided below and return it to the Company.
Sincerely,
Veracyte, Inc.
a Delaware corporation
By: /s/ Bonnie Anderson
Name:     Bonnie Anderson
Title:     Chairman of the Board of Directors
I agree to the terms and conditions in this Agreement
Date: May 7, 2021
By: /s/ Marc Stapley
Marc Stapley

[Signature Page to Agreement]

6000 Shoreline Court, Suite 300, South San Francisco, CA 94080 | T: 650.243.6302 | F: 650.243.6301